                                                                     Exhibit 8.1


                                March 9, 1998


Storage Dimensions, Inc.
1656 McCarthy Boulevard
Milpitas, California  95035

Ladies and Gentlemen:

        We have acted as counsel for Storage Dimensions, Inc., a Delaware corporation ("Storage") in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization dated as of December 22, 1997 (the "Reorganization Agreement") among Storage, Storage Acquisition Corp., a wholly-owned subsidiary of Storage incorporated in California ("Merger Sub"), and Artecon, Inc., a California corporation ("Artecon"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Artecon (the "Merger"), and Artecon will become a wholly-owned subsidiary of Storage. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits) and the Form S-4 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission, and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Storage and Artecon respectively (the "Officers' Certificates") and Continuity of Interest Certificates executed by certain shareholders of Artecon.

        In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        2. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party is correct without such qualification;

Storage Dimensions, Inc.
March 9, 1998
Page 2


        3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

        4. The Merger will be reported by Storage and Artecon on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        5. The Merger will be consummated pursuant to the Reorganization Agreement and will be effective under the laws of the States of Delaware and California; and

        6. The shareholders of Artecon do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Storage common stock and Storage preferred stock to be received in the Merger (or to dispose of Artecon capital stock in anticipation of the Merger) such that the shareholders of Artecon will not receive and retain a meaningful continuing equity ownership in Storage that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and the Continuity of Interest Certificates are true and correct as of the Effective Time, then it is our opinion that:

        (i) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

        (ii) The discussion entitled "Certain Federal Income Tax Matters" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

        This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

Storage Dimensions, Inc.
March 9, 1998
Page 3

        No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion has been delivered to you solely in connection with the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the reference to our firm under the caption "Certain Federal Income Tax Matters" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI